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                                                                    EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated February 23, 1996, accompanying the consolidated statement of operations, shareholders' equity and cash flows of GB Foods Corporation for the year ended December 31, 1995 contained in the Registration Statement and Joint Proxy Statement/Prospectus. We consent to the use of the aforementioned report in the Registration Statement/Joint Proxy Statement/Prospectus and to the use of our name as it appears under the caption "Experts."

                                    /s/ CACCIAMATTA ACCOUNTANCY CORPORATION
                                   ---------------------------------------------
                                        Cacciamatta Accountancy Corporation

Irvine, California

July 9, 1998